UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Trico Marine Services, Inc.

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On June 13, 2008, Trico Marine Services, Inc. issued the following press release:
For immediate release
Trico CEO Appointed Chairman of the Board of DeepOcean ASA; Trico to Hold Special Meeting of Shareholders
Houston, U.S., June 13, 2008 (Marketwire via COMTEX News Wire) — Trico Marine Services, Inc. (Nasdaq: TRMA) (“Trico” and/or the “Company”) announced today that at the annual general meeting of stockholders of DeepOcean ASA (“DeepOcean”), upon the recommendation of the election committee of DeepOcean, Joseph S. Compofelice, Trico’s chairman and chief executive officer, was duly elected as the chairman of the board of directors of DeepOcean. Mr. Compofelice joins the board of DeepOcean simultaneously with the departure of Mr. Oddvar Stangeland, a director of DOF ASA.
Special Meeting of Stockholders of Trico Marine Services, Inc.
In addition, Trico announced today that a special meeting of stockholders will be held to approve, for purposes of Nasdaq Marketplace Rule 4350(i)(1)(C), the issuance of all shares of the Company’s common stock that may be issuable upon the conversion and exercise of convertible securities issued in connection with the acquisition of DeepOcean shares. In addition, at the special meeting stockholders will be asked to approve an increase in the authorized number of shares of common stock which the Company may issue from 25,000,000 to 50,000,000. This increase in the number of shares of common stock will facilitate the issuance of the shares underlying the debentures and other convertible securities issued by the Company, and will provide the Company with a sufficient reserve of shares to raise future capital, fund growth, complete potential future acquisitions and for general corporate purposes.
The record date for the special meeting has been set at the close of business on June 27, 2008, and the Company anticipates that meeting will be held on or about August 12, 2008.
About DeepOcean
DeepOcean was formed in 1999, and is now a recognized market leader in the provision of high quality IMR, survey and construction support, and subsea intervention and decommissioning services. It is also the leading supplier of marine trenching and cable laying services. DeepOcean controls a fleet of 14 vessels equipped with dynamic positioning systems and together with its owners has driven the development of a new type of DP support vessel equipped with heavy weather launch and recovery systems. DeepOcean operates a fleet of modern ROVs and trenching equipment and has pioneered the development of deepwater module handling systems. DeepOcean is based in Haugesund, Norway, and supports its overseas operations through facilities in Aberdeen, Darlington and Norwich (United Kingdom), Den Helder (The Netherlands), Ciudad del Carmen (Mexico) and Singapore. DeepOcean employs over 700 people worldwide.
DeepOcean has been listed on the Oslo Børs since December 2005.
About Trico
Trico is a leading provider of marine support vessels to the offshore oil and gas industry, operating primarily in international markets, with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia, as well as in the Gulf of Mexico. Trico uses its larger and more sophisticated vessels to provide support for the construction, installation, repair and maintenance of offshore facilities, the deployment of underwater remotely operated vehicles, or ROVs, sea floor cable laying and trenching services.
Trico’s diversified fleet of vessels provides a broad range of other services to offshore oil and gas operators, including transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities, and towing of drilling rigs and equipment from one location to another. As of May 15, 2008, Trico’s fleet consisted of 60 vessels, including five subsea platform supply vessels, seven other large capacity platform supply vessels, six large anchor handling, towing and supply vessels, 38 supply vessels, three crew boats, and one line handling (utility) vessel. Additionally, Trico has 11 vessels on order for delivery in 2008 and 2009, including eight MPSVs acquired in the Active Subsea acquisition.
Trico is headquartered in Houston, Texas.

For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
In connection with the special meeting of shareholders referred to above, Trico intends to file with the U.S. Securities and Exchange Commission a preliminary proxy statement. A definitive proxy statement will be sent to the Trico’s stockholders, who are urged to read the proxy statement and other relevant materials when they become available, because they will contain important information. When filed, stockholders may obtain Trico’s proxy statement and any amendments or supplements and other documents for free at the SEC’s website at www.sec.gov . Copies of Trico’s proxy materials will also be available for free at Trico’s website at www.tricomarine.com or by writing to Trico Marine Services, Inc., 3200 Southwest Freeway, Suite 2950, Houston, Texas 77027.
Trico and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the special meeting. Information about Trico and its directors and officers can be found in the Trico’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC, as well as on Trico’s website. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.
The contents of the websites referenced above are not deemed to be incorporated by reference into Trico’s proxy materials.
For information:
Geoff A. Jones, Vice President and Chief Financial Officer +1 (713) 780-9926